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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

The Williams Companies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

STEVEN J. MALCOLM
CHAIRMAN OF THE BOARD

To the Stockholders of The Williams Companies, Inc.:

      You are cordially invited to attend the 2004 annual meeting of stockholders of The Williams Companies, Inc. on Thursday, May 20, 2004, in the Williams Resource Center Theater, One Williams Center, Tulsa, Oklahoma, commencing at 11:00 a.m., Central time. We look forward to greeting personally as many of our stockholders as possible at the annual meeting.

      The notice of the annual meeting and proxy statement accompanying this letter provide information concerning matters to be considered and acted upon at the annual meeting. At the annual meeting we will provide a report on our operations, followed by a question-and-answer and discussion period.

      Please note that for security reasons briefcases, backpacks, and other large bags are not permitted in the theater. All such items can be checked with security upon arrival at the theater.

      We know that most of our stockholders are unable to attend the annual meeting in person. We solicit proxies so that you have an opportunity to vote on all matters that are scheduled to come before the annual meeting. Whether or not you plan to attend, you can be sure your shares are represented by promptly voting and submitting your proxy by phone, by Internet or by completing, signing, dating and returning your proxy card in the enclosed postage-paid envelope. Regardless of the number of shares you own, your vote is important.

      Thank you for your continued interest in our company.

Very truly yours,

Steven J. Malcolm

Enclosures

April 12, 2004

THE WILLIAMS COMPANIES, INC.

One Williams Center
Tulsa, Oklahoma 74172

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 20, 2004

Please take notice that the annual meeting of stockholders of The Williams Companies, Inc. will be held at the time and place and for the purposes indicated below.

TIME	11:00 a.m., Central time, on Thursday, May 20, 2004

PLACE	Williams Resource Center Theater

One Williams Center
Tulsa, Oklahoma

ITEMS OF BUSINESS	1. To elect three directors;

2. To ratify the appointment of Ernst & Young LLP as our independent auditors for 2004;

3. To act on a shareholder proposal, if properly presented at the annual meeting, requesting that we utilize performance and time-based restricted share programs in lieu of stock options in developing future senior executive equity compensation plans; and

4. To transact such other business as may properly come before the annual meeting or any adjournment thereof.

RECORD DATE	You can vote and attend the annual meeting if you were a stockholder of record at the close of business on Friday, March 26, 2004.

ANNUAL REPORT	Our 2003 annual report, which includes a copy of our annual report on Form 10-K, accompanies this proxy statement.

VOTING	EVEN IF YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE PROMPTLY VOTE IN ONE OF THE FOLLOWING WAYS SO THAT YOUR SHARES OF COMMON STOCK MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING:

1. CALL THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;

2. VOTE VIA THE INTERNET on the Web site shown on the proxy card; or

3. MARK, SIGN, DATE AND RETURN the enclosed proxy card in the postage-paid envelope.

By order of the board of directors,

Brian K. Shore
Secretary

Tulsa, Oklahoma

April 12, 2004

THE WILLIAMS COMPANIES, INC.

One Williams Center
Tulsa, Oklahoma 74172

PROXY STATEMENT

for
ANNUAL MEETING OF STOCKHOLDERS
May 20, 2004

GENERAL INFORMATION ABOUT THE PROXY STATEMENT AND ANNUAL MEETING

Q:	Who is soliciting my vote?

A:	This proxy statement is furnished by The Williams Companies, Inc. in connection with the solicitation of proxies by our board of directors to be used at the 2004 annual meeting of stockholders to be held at the time and place and for the purposes set forth in the notice of annual meeting of stockholders, and at any and all adjournments of the annual meeting. Unless the context otherwise requires, all references in this proxy statement to “Williams,” the “company,” “we,” “us,” and “our” refer to The Williams Companies, Inc. and its consolidated subsidiaries.

Q:	When was the proxy statement first mailed to stockholders?

A:	This proxy statement and accompanying proxy card were first mailed to stockholders on or about April 12, 2004.

Q:	Who may attend the annual meeting?

A:	You may attend the annual meeting if you were a stockholder of record of our stock at the close of business on March 26, 2004 (the record date). If a broker holds your shares, please bring a copy of your account statement or a proxy card, which you can get from your broker.

Q:	How many votes do I have?

A:	You will have one vote for every share of Williams common stock that you own on the record date. On the record date, we had 519,923,793 shares of common stock outstanding.

Q:	How do I vote my shares?

A:	Your vote is important. You may vote your shares in any one of the following ways:

• CALL THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card;

• VOTE VIA THE INTERNET on the Web site shown on the proxy card;

• MARK, SIGN, DATE AND RETURN the enclosed proxy card in the postage-paid envelope; or

• ATTEND the annual meeting: You can vote your shares in person at the annual meeting by marking the enclosed proxy card and bringing it with you.

Q:	What am I voting on?

A:	You will be voting on the following:

• Election of three directors. The nominees are:

• Mr. Charles M. Lillis;

• Mr. William G. Lowrie; and

• Mr. Joseph H. Williams.

• Ratification of Ernst & Young LLP as our independent auditors for 2004.

• A stockholder proposal relating to Performance and Time-Based Restricted Shares.

• Other business properly coming before the annual meeting.

Q:	What happens when I submit my proxy card?

A:	When you complete and submit your proxy card, the persons named as proxies will vote the shares represented by your proxy in accordance with your instructions. When you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote the shares represented by your proxy as follows:

• FOR the election of the nominees for director set forth in “Proposal 1: Election of Directors;”

• FOR the ratification of the independent auditors set forth in “Proposal 2: Ratification of Appointment of Independent Auditors;” and

• AGAINST a stockholder proposal, if properly presented at the annual meeting, requesting that we utilize performance and time-based restricted share programs in lieu of stock options in developing future senior executive equity compensation plans (See “Proposal 3: Stockholder Proposal on Performance and Time-Based Restricted Shares”).

Q:	What happens if I don’t vote?

A:	If you do not return your proxy, or vote in person or through a firm, your non-vote will have no effect on the outcome.

Q:	Will additional proposals be presented, other than those included in this proxy statement?

A:	We know of no matters to be presented at the annual meeting other than those included in this notice. By signing the proxy card you are also giving authority to the persons named on the proxy card to take action on additional matters that may properly come before the annual meeting. Should any other matter requiring a vote of stockholders arise, including a question of adjourning the annual meeting, the persons named in the accompanying proxy card will vote according to their best judgment.

Q:	May I still attend the annual meeting if I don’t mail in my proxy?

A:	Yes. Be sure to bring proof of ownership. If a broker, bank or other nominee holds your shares, contact them prior to the annual meeting to obtain proof of ownership.

Q:	Can I revoke or change my vote?

A:	You may revoke or change a proxy vote in one of the following ways:

• by voting again by telephone or on the Internet;

• prior to its exercise by delivering written notice of revocation of your proxy vote to our secretary at One Williams Center, MD 41-3, Tulsa, Oklahoma 74172;

• by executing and returning a later dated proxy; or

• by attending the annual meeting and voting in person.

Q:	What are my options regarding voting for the nominated directors?

A:	You may:

• vote for the election of each director nominee; or

• withhold authority to vote for each director nominee.

Q:	What are my options regarding voting on other matters?

A:	You may:

• vote for the matter;

• vote against the matter; or

• abstain from voting on the matter.

Q:	What constitutes a quorum at the annual meeting?

A:	The presence, in person or by proxy, of a majority of the outstanding shares of common stock entitled to vote at the annual meeting constitutes a quorum. You will be considered part of the quorum if you return a signed and dated proxy card, if you vote by telephone or the Internet, or if you vote in person at the annual meeting.

Abstentions and broker “non-votes” are counted as present and entitled to vote for determining a quorum. Broker “non-votes” are shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner. For purposes of determining the outcome of any matter as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter, even though those shares are considered entitled to vote for quorum purposes and may be entitled to vote on other matters.

Q:	How many votes are needed to elect the director nominees?

A:	The election of the board of directors requires a plurality of the votes cast. This means that those director nominees receiving the most votes are elected, even if they receive less than a majority.

Q:	How many votes are needed to approve the company’s proposals?

A:	The company’s proposals to be voted on at the annual meeting will be decided by a majority of the votes cast by the stockholders. However, other matters that may properly come before the annual meeting may require more than a majority vote under our by-laws, the laws of the state of Delaware, our restated certificate of incorporation, or other applicable laws.

Q:	How many votes are needed to approve the stockholder proposal?

A:	The stockholder proposal to be voted on at the annual meeting will be decided by a majority of the votes cast by the stockholders.

Q:	Is my vote confidential?

A:	Yes. All votes are confidential, unless disclosure is legally necessary.

Q:	Can I vote by phone or Internet?

A:	Yes. The telephone number and Web site for voting are included on the enclosed proxy card. Voting by phone or Internet reduces our overall cost.

Q:	Who will count the vote?

A:	Votes will be counted by a representative of EquiServe Trust Company, N.A,. who will act as the inspector of elections at the 2004 annual meeting.

Q:	Who conducts the proxy solicitation and how much will it cost?

A:	The proxy card accompanying this proxy statement is solicited by our board of directors. We expect to solicit proxies in person, by telephone, or by our directors, officers, employees and agents in person or by telephone, or other electronic means. In addition, we have retained Morrow & Co., Inc. to assist in the solicitation of proxies. We expect to pay Morrow & Co., Inc. an estimated $10,500 in fees, plus expenses and disbursements.

Q:	Who pays the expenses associated with the proxy statement?

A:	We will pay the expenses of this proxy solicitation including the cost of preparing and mailing the proxy statement and accompanying proxy card. Such expenses may also include the charges and expenses of banks, brokerage firms and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of our common stock.

BOARD OF DIRECTORS

Corporate Governance

      In September 2003, our board adopted a new set of corporate governance principles. The corporate governance principles are available on our Web site at williams.com and are also attached as Appendix A to this proxy statement.

      Our board takes corporate governance very seriously and is committed to sound corporate governance practices. The board of directors has the responsibility for establishing broad corporate policies and for the overall performance of Williams. Our directors have the responsibility of evaluating and approving our business strategies and financial objectives and for monitoring the successful execution of them. Our directors focus on ensuring we have the best management processes in place to run the company legally, ethically and successfully in order to increase the value of all assets. The board is concerned for stockholder value, employee attitudes, customers, suppliers and the communities in which we operate.

      The full board met 19 times in 2003. Further, the non-management directors met six times without the chairman of the board and chief executive officer (“CEO”) present. No director attended less than 75 percent of the aggregate of the board and committee meetings held in 2003.

      During the year, the board meets with management to discuss and approve strategic plans, financial goals, capital spending and other factors critical to successful performance. A mid-year review of progress on objectives and strategies is conducted. During board meetings, directors review key issues and financial performance. The board meets privately with the CEO six times per year and meets in executive session at each board meeting and additionally as required. The board assesses CEO performance and oversees executive officer development and succession. Further, the CEO communicates regularly (at least bi-weekly) with the members of the board via e-mail or fax on important business opportunities and developments.

      Our board members actively participate in board and committee meetings. Generally, materials are distributed to our board members one week in advance of each regular board meeting. To facilitate active participation, board members are expected to review the materials in advance of the meetings.

      The chairman of the compensation committee serves as the presiding director for meetings of the non-management directors. Mr. W. R. Howell currently serves as the presiding director. The presiding director also works with our chairman of the board and our secretary to establish the agenda for each board meeting.

      We have established a program for new director orientation. The orientation program includes private meetings with senior management for each business segment to ensure the new director becomes familiar with our businesses.

      Although the board has not created a qualified legal compliance committee, we have adopted rules of conduct that are applicable to our in-house and outside attorneys who are practicing before the Securities and Exchange Commission (“SEC”) on our behalf.

      We have also established a disclosure committee that is designed to ensure full and timely disclosure of information in all public filings.

      We believe the corporate governance principles and other steps taken by the board and the company help ensure sound governance practices.

Communications with Directors

      You may communicate with our directors, individually or as a group, by contacting our secretary or the presiding director. The contact information is maintained on the Investor page of our Web site at williams.com.

      The current contact information is as follows:

The Williams Companies, Inc.
One Williams Center, MD 41-3
Tulsa, Oklahoma 74172
Attn: Presiding Director

The Williams Companies, Inc.
One Williams Center, MD 41-3
Tulsa, Oklahoma 74172
Attn: Corporate Secretary

Email: brian.shore@williams.com

      All such communications will be forwarded to the relevant director(s) except for solicitations or other matters not related to our company.

Director Attendance at Annual Meeting of Stockholders

      We have a policy regarding board member attendance at our annual meeting of stockholders. All board members are expected to attend our annual meeting of stockholders. All twelve of the then-current board members attended the 2003 annual meeting of stockholders.

Director Independence

      The board of directors has affirmatively determined that each of Mr. Chapman, Mr. Cruikshank, Mr. Green, Mr. Howell, Mr. Lillis, Mr. Lowrie, Mr. Lorch, Mr. MacInnis, Ms. Stoney and Mr. Williams is an “independent director” under the current listing standards of the NYSE. In so doing, the board determined that each of these individuals met the “bright line” independence standards of the NYSE. In addition, the board considered transactions and relationships between each director and any member of his or her immediate family and the company and its affiliates and subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. The board considered the fact that Mr. Cruikshank also serves on the board of Lehman Brothers Holdings, Inc., and Mr. Howell also serves on the boards of American Electric Power Company, Inc. and ExxonMobil Corporation, each of whom are customers of ours or perform services for us. The board noted that, since Messrs. Cruikshank and Howell do not serve as executive officers and do not own a significant amount of stock of these companies, these relationships are not required to be reported under the caption “Certain Relationships and Related Transactions” in this proxy statement. Accordingly, the board concluded that these relationships are not material and affirmatively determined that all of the directors mentioned above are independent. Mr. Malcolm is not considered to be independent because of his employment as an executive officer of the company.

Compensation of Directors

      Management directors receive no additional compensation for serving on the board or board committees. For their service in 2003, non-management directors received:

•	$20,000;

•	shares of our stock valued at $20,000 on the grant date;

•	a stock option grant of 18,000 shares of our stock granted at an exercise price equal to the fair market value of our stock on the grant date and exercisable for 10 years;

•	$1,250 for each board and committee meeting attended. The board met 19 times and the committees met an average of 7 times;

•	$4,000 for service on the nominating and governance, finance or compensation committees and $8,000 for service on the audit committee. Generally, each non-management director served on two committees;

•	reimbursement for reasonable out-of-pocket expenses incurred to attend board and committee meetings; and

•	for those who served as the chairman of a committee, $5,000 for chairing the nominating and governance or finance committees and $10,000 for chairing the audit or compensation committees.

      Our non-management directors received an average of approximately $93,000 in compensation plus a stock option grant for their service in 2003.

      In late 2003, we performed a review of the current compensation structure for non-management directors with assistance from an executive consulting firm. The review was conducted to ensure that we are effective in attracting and retaining qualified board members and included an analysis of comparator groups as well as emerging trends related to boards of directors. We concluded that the compensation structure for 2004 must change to recognize increased responsibilities, time commitments and performance expectations of our board members. For their service in 2004, non-management directors will receive:

•	$110,000, with 50 percent paid in cash and 50 percent in our stock;

•	a stock option grant of 6,000 shares of our stock granted at an exercise price equal to the fair market value of our stock on the grant date and exercisable for 10 years;

•	reimbursement for reasonable out-of-pocket expenses incurred to attend board and committee meetings; and

•	for those serving as the chairman of a committee, $5,000 for chairing the nominating and governance or finance committees and $10,000 for chairing the audit or compensation committees.

      In addition:

•	$10,000 is available as a special committee project fee for members tasked with large projects, such as a major asset sale or executive search. The entire board must approve the payment; and

•	the presiding director will receive $10,000.

      These changes reflect best practices suggestions by executive consulting firms, institutional shareholders and corporate governance organizations and also simplify administration. We will continue to monitor the activity and demands placed on our board and adjust the compensation structure as needed to ensure we remain competitive in our ability to attract and retain board members.

      As in prior years, a director may elect to receive all or any part of the cash fees in the form of Williams’ common stock or deferred stock. Deferred stock may be deferred for any period of time. Dividend equivalents are paid on deferred stock. The director may choose to receive the equivalents in cash or in additional deferred shares.

Board Committees

      The board has established standing committees to consider designated matters. The committees of the board are audit, compensation, executive, finance, and nominating and governance. In accordance with our by-laws, the board annually elects from its members the members and the chairman of each committee. The board has determined that each of the members of the audit committee, compensation committee, finance committee, and nominating and governance committee is independent as defined by the rules of the NYSE. The following is a description of each of the committees and committee membership as of February 27, 2004.

Board Committee Membership

Nominating
and
	Audit	Compensation	Executive	Finance	Governance
	Committee	Committee	Committee	Committee	Committee

Hugh M. Chapman	●		✓		✓
Thomas H. Cruikshank		✓		✓
William E. Green	✓			✓
W. R. Howell		●	✓		✓
Charles M. Lillis	✓		✓	●
George A. Lorch		✓			✓
William G. Lowrie	✓			✓
Frank T. MacInnis		✓			●
Steven J. Malcolm			●
Janice D. Stoney	✓			✓
Joseph H. Williams			✓

●	= Chairperson

✓	= Committee Member

Information About Committees

Audit Committee

      Our board has determined that all members of the audit committee are financially literate as defined by the rules of the NYSE. Information regarding the functions performed by the audit committee is set forth in the “Report of the Audit Committee” included in this proxy statement. The audit committee is governed by a written charter approved by the board. The audit committee charter is available on our Web site at williams.com and is attached as Appendix B to this proxy statement. The audit committee met ten times in 2003.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditors

      The audit committee is responsible for appointing, setting compensation and overseeing the work of Ernst & Young LLP, our independent auditors. The audit committee has established a policy regarding pre-approval of all audit and non-audit services provided by Ernst & Young LLP.

      On an ongoing basis, our management presents specific projects and categories of service to the audit committee for which advance approval is requested. The audit committee reviews those requests and advises management if the audit committee approves the engagement of Ernst & Young LLP. On a periodic basis, our management reports to the audit committee regarding the actual spending for such projects and services compared to the approved amounts. The audit committee may also delegate the ability to pre-approve audit and permitted non-audit services to a subcommittee of one or more committee members, provided that any such pre-approvals are reported on at a subsequent audit committee meeting.

      Our audit committee’s pre-approval policy with respect to audit and non-audit services is attached as Appendix C to this proxy statement.

Audit Committee Financial Expert

      The board has determined that Mr. Charles M. Lillis qualifies as an “audit committee financial expert” as defined by the rules of the SEC. Mr. Lillis and each of the other members of the audit committee is independent of management as defined by the rules of the NYSE.

Simultaneous Service on Audit Committees

      None of our audit committee members simultaneously serve on the audit committees of more than three public companies.

Compensation Committee

      The compensation committee oversees and directs the design and implementation of strategic programs for our executive officers that:

•	promote the attraction and retention of executive officers;

•	motivate our executive officers to achieve business objectives; and

•	align our executive officers’ focus with the long-term interest of our stockholders.

      A copy of the governing charter of the compensation committee is available on our Web site at williams.com and is attached as Appendix D to this proxy statement. The charter provides that the compensation committee has full authority to engage independent advisors and consultants and provides for at least annual committee evaluations. The compensation committee met six times in 2003.

Executive Committee

      The executive committee is authorized to act for the board in the management of the business and affairs of the company, except as such authority may be limited from time to time by the laws of the state of Delaware. The executive committee did not meet in 2003.

Finance Committee

      The finance committee has the primary responsibility for overseeing appropriate alignment between our financing strategies and our business units’ operating plans and acquisitions or other investment opportunities, as well as reporting to the full board, as appropriate, that the key elements of our balance sheet are of a structure and cost that allow the business units’ operating plans and investment opportunities to be executed on a steady and sustainable basis. The finance committee met seven times in 2003.

      A copy of the governing charter of the finance committee is available on our Web site at williams.com and is attached as Appendix E to this proxy statement. The charter provides that the finance committee has full authority to engage independent advisors and consultants and provides for at least annual committee evaluations.

Nominating and Governance Committee

      The nominating and governance committee’s governing charter is available on our Web site at williams.com and is attached as Appendix F to this proxy statement. The charter provides that the nominating and governance committee has full authority to engage independent advisors and consultants. The nominating and governance committee is responsible for identifying and recommending candidates to fill vacancies on the board as such vacancies occur, as well as the slate of nominees for election as directors by the stockholders at each annual meeting of stockholders. Additionally, the nominating and governance committee recommends to the board the individual to be the chairman of the board and CEO. The nominating and governance committee reviews and reports to the board on a periodic basis regarding matters of corporate governance. The nominating and governance committee is responsible for reviewing annually and making recommendations to the board as to whether each non-management director is independent as defined by the NYSE and otherwise qualified in accordance with applicable law or regulation. The nominating and governance committee also reviews the continuing qualifications of incumbent directors including any changes to a director’s primary activity and all board committee charters for effective corporate governance. The nominating and governance committee evaluates annually the performance of the nominating and governance committee and the board as a whole. The code of business conduct and ethics is reviewed for compliance annually and changes are recommended to the board as necessary. The nominating and governance committee met six times in 2003.

Nomination of Directors

      Consideration of nominees. The nominating and governance committee considers the appropriate balance of experience, skills and characteristics that best suits our needs and the needs of our stockholders. The nominating and governance committee develops long-term board succession plans to ensure that the appropriate balance is maintained. The nominating and governance committee is committed to nominating candidates that are independent as defined by the rules of the NYSE. The nominating and governance committee also seeks to ensure that each member of the audit committee meets the financial literacy requirements of the NYSE and at least one audit committee member qualifies as an “audit committee financial expert” under the SEC’s rules.

      Qualifications of nominees. The nominating and governance committee seeks director candidates with the following qualifications:

•	an understanding of business and financial affairs and the complexities of a business organization. Although a career in business is not essential, the nominee should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government and should be willing to maintain a committed relationship with the company as a director;

•	a genuine interest in representing all of the stockholders and the interest of the company overall;

•	a willingness and ability to spend the necessary time to function effectively as a director;

•	an open-minded approach to matters and the resolve to make up their own minds on matters presented for consideration;

•	a reputation for honesty and integrity beyond question; and

•	independence as defined by the NYSE and qualifications otherwise required in accordance with applicable law or regulation.

      Stockholder nominations. The nominating and governance committee will consider written recommendations from stockholders for director nominations. You should submit any recommendations to our secretary at One Williams Center, MD 41-3, Tulsa, Oklahoma 74172. Written recommendations must be submitted in the time frame set forth in our by-laws and summarized under the caption “Stockholder Proposals for 2005 Annual Meeting.”

      The recommendation must set forth:

•	the name, age, business address and residence of the person;

•	the principal occupation or employment of the person;

•	the class or series and number of shares of capital stock of the company which are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

      The proposal must also set forth the following information as to the stockholder giving the notice:

•	the name and record address of such stockholder;

•	the class or series and number of shares of capital stock of the company which are owned beneficially or of record by such stockholder;

•	a description of all arrangements or undertakings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nominations are to be made by such stockholder;

•	a representation that such stockholder intends to appear in person or by proxy at the annual meeting to nominate the persons named in its notice; and

•	any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

      The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

      Identification and evaluation of nominees. The nominating and governance committee identifies candidates who meet the qualifications for selection as a nominee and possess the specific experience, skills and characteristics being sought based on input from board members and others. The nominating and governance committee has recently retained a search firm to assist the committee in identifying and recruiting director candidates meeting the committee’s criteria.

      In evaluating director candidates, regardless of the source of the nomination, the nominating and governance committee will consider:

•	the current composition of the board as a whole;

•	the requisite characteristics of each candidate; and

•	the performance and continued tenure of incumbent board members.

      Director candidates are evaluated by the nominating and governance committee by reviewing all available biographical information and qualifications and checking references. Qualified candidates are interviewed by the chairman of the board and at least one member of the nominating and governance committee. Candidates may then meet with other members of the board and senior management. Using all available information, the nominating and governance committee evaluates the candidates to determine if they are qualified to serve as a director and whether they should be recommended to the full board for nomination for election by the stockholders or appointed to fill a vacancy.

      To date, the company has not received any stockholder recommendations for director nominees. The same evaluation process will be used by the nominating and governance committee to evaluate stockholder nominees.

PROPOSAL 1

ELECTION OF DIRECTORS

      Our restated certificate of incorporation, as amended, provides for three classes of directors of as nearly equal size as possible and further provides that the total number of directors shall be determined by resolution adopted by the affirmative vote of a majority of the board, except that the total number of directors may not be less than five nor more than 17. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

      Three individuals, all of whom currently serve as directors, have been nominated for election for three-year terms as directors at the annual meeting. Seven directors will continue in office to serve pursuant to their prior elections. In accordance with the recommendation of the nominating and governance committee, the board proposes that the following nominees be elected:

•	Charles M. Lillis;

•	William G. Lowrie; and

•	Joseph H. Williams.

      In order to maintain balance in the three classes of directors, as required by our by-laws, Mr. Lowrie, who was recommended by Mr. Michael Johnson, our senior vice president, strategic services and administration, was appointed to the board in September 2003, and will be standing for election as a Class III director. Pursuant to our retirement policy for directors, Mr. Thomas H. Cruikshank will retire in conjunction with the 2004 annual meeting.

      The persons named as proxies in the accompanying proxy, who have been designated by the board, intend to vote, unless otherwise instructed in such proxy, for the election of Messrs. Charles M. Lillis, William G. Lowrie and Joseph H. Williams. Should any nominee named herein become unable for any reason to stand for election as a director, the persons named in the proxy will vote for the election of such other person or persons as the nominating and governance committee may recommend and the board may propose to replace such nominee or, if none, the nominating and governance committee will recommend that the size of the board be reduced. We know of no reason why any of the nominees will be unavailable or unable to serve.

      The names of the nominees and the directors whose terms of office will continue after the 2004 annual meeting, their principal occupations during the past five years, other directorships held and certain other information are set forth below.

Standing for Election

Class III

Terms Expire May 2007

Charles M. Lillis, Age 62

      Director since 2000. Mr. Lillis is a co-founder and principal of LoneTree Partners, a private equity investing group with headquarters in Denver, Colorado. Mr. Lillis served as the chairman of the board and chief executive officer of MediaOne Group, Inc. from its inception in 1995 through the acquisition of MediaOne by AT&T Corp., which was completed in 2000. Mr. Lillis is a director of SUPERVALU Inc., Charter Communications and SomaLogic Inc.

William G. Lowrie, Age 60

      Director since 2003. Mr. Lowrie is a retired deputy chief executive officer of BP Amoco PLC, where he spent his entire 33-year career holding various positions of increasing responsibility at Amoco. Mr. Lowrie also serves on boards for Junior Achievement and The Ohio State University Foundation.

Joseph H. Williams, Age 70

      Director since 1969. Mr. Williams was chairman of the board of Williams prior to his retirement in 1994 and was an executive of Williams for more than five years.

      THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS NAMED IN PROPOSAL 1.

Directors Continuing in Office

Class II

Terms Expire May 2006

William E. Green, Age 67

      Director since 1998. Mr. Green is founder of William Green & Associates, a Palo Alto, California law firm and has been with the firm since 1974. He also serves as vice president, general counsel and secretary of AMI Broadcasting, LLC. He is a former trustee of Rochester Savings Bank.

W. R. Howell, Age 68

      Director since 1997. Mr. Howell is chairman emeritus of J.C. Penney Company, Inc., a major retailer. He was chairman of the board and chief executive officer of J.C. Penney from 1983 to 1996. He is a director of American Electric Power Company, ExxonMobil Corporation, Halliburton Company and Pfizer, Inc. He is also a director of Deutsche Bank Trust Corporation and Deutsche Bank Trust Company Americas, non-public wholly-owned subsidiaries of Deutsche Bank AG. He is also a director of Viseon, Inc. He will not stand for re-election to the Viseon, Inc. board in 2004.

George A. Lorch, Age 62

      Director since 2001. Mr. Lorch is chairman emeritus of Armstrong Holdings, Inc. From 1996 through April 2000, he served as chairman of the board and chief executive officer of Armstrong World Industries, Inc. He served as chairman of the board and chief executive officer of Armstrong Holdings, Inc. from May to August of 2000. Mr. Lorch also serves on the boards of Pfizer, Inc., Autoliv, Inc. and Household International, Inc., a subsidiary holding of HSBC. Armstrong World Industries, Inc. filed for voluntary reorganization under Chapter 11 of the United States Bankruptcy Code and filed a Plan of Reorganization in November 2002.

Class I

Terms Expire May 2005

Hugh M. Chapman, Age 71

      Director since 1999. Mr. Chapman is a retired chairman of the board of Nations Bank South, a commercial bank holding company, where he served from 1992 through June 1997. He also serves as a director of West Point Stevens.

Frank T. MacInnis, Age 57

      Director since 1998. Mr. MacInnis is chairman of the board and chief executive officer of EMCOR Group, Inc., one of the world’s largest electrical and mechanical construction and facilities management groups, and has been since 1994. Mr. MacInnis is also chairman of the board and chief executive officer of ComNet Communications, Inc. He is also a director of ITT Industries, Inc. and the Greater New York Chapter of the March of Dimes.

Steven J. Malcolm, Age 55

      Director since 2001. Mr. Malcolm was elected chief executive officer of Williams in January 2002 and chairman of the board in May 2002. He was elected president and chief operating officer of Williams in September 2001. Prior to that, he was an executive vice president of Williams since May 2001, president and chief executive officer of Williams Energy Services, LLC, a subsidiary of Williams, since December 1998 and the senior vice president and general manager of Williams Field Services Company, a subsidiary of Williams, since November 1994.

Janice D. Stoney, Age 63

      Director since 1999. Ms. Stoney retired as executive vice president of U S WEST Communications, Inc. in 1992. She also serves on the board of directors of Whirlpool Corporation and Bridges Investment Fund.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      Upon the recommendation of the audit committee, the board has appointed, subject to stockholder approval, the firm of Ernst & Young LLP as the independent auditors to audit our financial statements for calendar year 2004. The firm of Ernst & Young LLP has served us in this capacity for many years. A representative of Ernst & Young LLP will be present at the annual meeting and will be available to respond to appropriate questions. Although the audit firm has indicated that no statement will be made, an opportunity for a statement will be provided.

Principal Accountant Fees and Services

      Fees for professional services provided by our independent auditors for each of the last two fiscal years in each of the following categories are:

	2003	2002

	(Millions)
Audit Fees	$6.5	$7.2
Audit-Related Fees	2.1	3.1
Tax Fees	0.2	1.0
All Other Fees	0.3	3.4

	$9.1	$14.7

      Fees for audit services in 2003 and 2002 include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, and services performed in connection with other filings with the SEC. Audit-related fees in 2003 and 2002 primarily include audits of investments and joint ventures, audits in connection with the disposition of businesses and audits of employee benefit plans. Tax fees in 2003 and 2002 include tax planning, tax advice and tax compliance. All other fees primarily include actuarial advisory services in early 2003 prior to a change in our outside actuarial firm and actuarial advisory services and treasury advisory services in 2002.

      Tax Services. Ernst & Young LLP does not provide tax services to our executive officers.

      THE BOARD OF DIRECTORS OF WILLIAMS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS AUDITORS FOR 2004.

STOCKHOLDER PROPOSAL FOR 2004

PROPOSAL 3

STOCKHOLDER PROPOSAL ON PERFORMANCE AND TIME-BASED RESTRICTED SHARES

      Management has been advised that the United Association S&P 500 Index Fund, 1 Freedom Valley Drive, Oaks, PA. 19456, intends to submit the following proposal at the annual meeting.

      Resolved, that the shareholders of The Williams Companies, Inc. (“Company”) hereby request that the Board of Directors’ Compensation Committee, in developing future senior executive equity compensation plans, utilize performance and time-based restricted share programs in lieu of stock options. Restricted shares issued by the Company should include the following features:

      (1) Operational Performance Measures — The restricted share program should utilize justifiable operational performance criteria combined with challenging performance benchmarks for each criteria utilized. The performance criteria and associated performance benchmarks selected by the Compensation Committee should be clearly disclosed to shareholders.

      (2) Time-Based Vesting — A time-based vesting requirement of at least three years should also be a feature of the restricted shares program. That is, in addition to the operational performance criteria, no restricted shares should vest in less than three years from the date of grant.

      (3) Dividend Limitation — No dividend or proxy voting rights should be granted or exercised prior to the vesting of the restricted shares.

      (4) Share Retention — In order to link shareholder and management interests, a retention feature should also be included; that is, all shares granted pursuant to the restricted share program should be retained by the senior executives for the duration of their tenure with the Company.

      The Board and Compensation Committee should implement this restricted share program in a manner that does not violate any existing employment agreements or equity compensation plan.

      Supporting Statement: As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value creation goals. The Company’s executive compensation program should include a long-term equity compensation component with clearly defined operational performance criteria and challenging performance benchmarks.

      We believe that performance and time-based restricted shares are a preferred mechanism for providing senior executives long-term equity compensation. We believe that stock options plans, as generally constituted, all too often provide extraordinary pay for ordinary performance. In our opinion, performance and time-based restricted shares provide a better means to tie the levels of equity compensation to meaningful financial performance beyond stock price performance and to condition equity compensation on performance above that of peer companies.

      Our proposal recognizes that the Compensation Committee is in the best position to determine the appropriate performance measures and benchmarks. It is requested that detailed disclosure of the criteria be made so that shareholders may assess whether, in their opinion, the equity compensation system provides challenging targets for senior executives to meet. In addition, the restricted share program prohibits the receipt of dividends and the exercise of voting rights until shares vest.

      We believe that a performance and time-based restricted share program with the features described above offers senior executives the opportunity to acquire significant levels of equity commensurate with their long-term contributions. We believer such a system best advances the long-term interests of our Company, its shareholders, employees and other important constituents. We urge shareholders to support this reform.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL because we believe that the proposal restricts the board’s flexibility to provide the most effective program to align executive compensation with the company’s business strategy. We do recognize the benefits that can be gained by implementing a performance component to awards of restricted stock and have included such a component in our executive compensation program for our executive officers this year. However, we believe that both restricted stock and stock options are effective methods to provide shareholder alignment, drive performance and retain talent. In addition, we recognize the importance of executive stock ownership and have established a holding period of no less than five years from the grant date for a portion of the restricted shares issued under this year’s equity program.

      We further believe that using a variety of long-term incentive vehicles allows for the proper balance between a focus on stock price and financial performance. Our shareholder approved equity plan allows for delivery of several forms of equity compensation. Annually, the compensation committee evaluates the various long-term incentive vehicles and determines the appropriate approach and mix. This evaluation is based on the company’s business focus, executive retention concerns and executive stock ownership objectives while also considering competitive market practices and the accounting and regulatory environments.

      Our compensation program for executives needs to remain competitive in order to attract and retain the executive talent necessary to compete. While a compensation package including stock options will not always retain an executive, we believe that options are an effective tool to use in seeking to maximize shareholder value. Stock options, when used appropriately, result in rewards that are linked to actual growth in shareholder value since they result in no compensation to an executive if the stock price does not increase. In summary, we believe that stock options remain a viable long-term incentive approach and continue to be used by our competitors for executive talent.

      As summarized in the compensation committee report included in this proxy statement, this year’s equity program includes both restricted stock and stock options, with the primary emphasis for executives placed on restricted stock in order to address executive retention concerns and ownership objectives. A portion of the restricted stock was granted with a performance component and a holding requirement. Again, the compensation committee intends to regularly monitor and recognize changes in competitive practices and appropriately apply the advantage of multiple forms of long-term incentive.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL because the adoption of this proposal is neither necessary nor in our best interests or in the best interests of our stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

      The following table sets forth certain information with respect to the compensation of the chairman of the board, president and CEO and each of our four most highly compensated executive officers other than the CEO, based on salary and bonus earned during fiscal year 2003, for their services with us in all capacities during each of our last three fiscal years.

Summary Compensation Table

						Long-Term
	Annual Compensation					Compensation(1)

								Securities
						Restricted		Underlying
					Other Annual	Stock		Options	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(2)	Awards(3)		Granted(4)	Compensation(5)

Steven J. Malcolm	2003	$900,000	$1,600,000		—	$255,000	(6)	–0–	$15,078
Chairman, President and	2002	$871,154	$–0–		—	$–0–		675,000	$12,965
Chief Executive Officer	2001	$512,000	$636,272		—	$3,012,100	(7)	174,938	$11,218
Donald R. Chappel(8)	2003	$351,923	$500,000		—	$255,000	(9)	200,000	$41,211	(10)
Senior Vice President,	2002	$–0–	$–0–		$–0–	$–0–		–0–	$–0–
Finance and Chief Financial	2001	$–0–	$–0–		$–0–	$–0–		–0–	$–0–
Officer
Michael P. Johnson	2003	$378,000	$450,000		—	$–0–		–0–	$13,293
Senior Vice President,	2002	$375,923	$67,000		—	$–0–		269,000	$12,965
Strategic Services and	2001	$357,692	$–0–	(11)	—	$1,963,434	(12)	54,463	$9,406
Administration
John D. Whisenant	2003	$375,000	$450,000		—	$–0–		–0–	$13,283
Senior Vice President,	2002	$375,000	$80,000		—	$–0–		270,000	$12,965
Williams Gas Pipelines	2001	$255,076	$204,699		—	$–0–		20,424	$11,437
Phillip D. Wright	2003	$390,000	$450,000		—	$–0–		–0–	$9,334
Senior Vice President and	2002	$388,269	$85,000		—	$–0–		295,000	$8,965
Chief Restructuring Officer	2001	$271,864	$203,388		—	$884,160	(13)	27,303	$8,037

(1)	Awards were granted under the terms of the 2002 Incentive Plan, 1996 Stock Plan and the Williams Energy Partners Long-Term Incentive Plan. Also, awards granted prior to April 23, 2001 reflect the adjustment made for the spin-off of Williams Communications Group, Inc.

(2)	Value of perquisites are not shown because the aggregate amount does not exceed the lesser of $50,000 or 10 percent of the total amount of salary and bonus for any named executive officer.

(3)	Awards are in the form of deferred stock and are shown at their value on the grant date.

Aggregate holdings of deferred stock at December 31, 2003 and their values on that date are as follows:

		Value at
	Number of	December 31,
	Shares (#)	2003

Steven J. Malcolm	158,565	$1,557,108
Donald R. Chappel	50,000	$491,000
Michael P. Johnson	47,149	$463,003
John D. Whisenant	0	$0
Phillip D. Wright	13,510	$132,668

Dividend equivalents are paid on these shares at the same time and at the same rate as dividends paid to our stockholders.

(4)	Options were granted twice in 2002. The second grant was made in late 2002 for 2003.

(5)	Amounts shown represent the following payments we made on behalf of the officers:

a. Matching contributions under the Investment Plus Plan, a defined contribution plan.

b. Premiums for term life insurance.

c. Relocation expenses.

(6)	Represents an award of 75,000 deferred shares granted on January 25, 2003 at the closing stock price on that date of $3.40. One-third of these shares will vest each January 25th beginning January 25, 2006 and ending January 25, 2008.

(7)	Amount represents the following:

a. A retention award of 60,000 deferred shares granted on April 2, 2001 at the closing stock price on that date of $43.55. These shares will vest on August 1, 2004.

b. An IPO deferred unit award of 13,000 units of limited interest in Williams Energy Partners L.P. (“WEG”) granted on April 19, 2001 at the closing WEG stock price on that date of $30.70. These units were granted with a vesting date of the earlier of February 9, 2004, or when certain performance targets were met. Those targets were met in 2002, resulting in 6,500 units being vested on February 14, 2002, and the remaining 6,500 being vested on November 15, 2002.

(8)	Mr. Chappel joined Williams on April 16, 2003.

(9)	Represents an award of 50,000 deferred shares granted on April 16, 2003 at the closing stock price on that date of $5.10. These shares will vest on April 16, 2006.

(10)	Amount includes relocation expenses we paid on behalf of Mr. Chappel.

(11)	Mr. Johnson elected to receive his bonus in the form of deferred stock.

(12)	Amount represents the following:

a. His 2001 bonus that was converted to 21,045 deferred shares on February 22, 2002 at the closing stock price on that date of $16.30 (the total award was of $349,914 before required taxes were withheld). These shares were vested immediately upon grant.

b. A retention award of 40,000 deferred shares granted on May 17, 2001 at the closing stock price on that date of $40.51. These shares will vest on August 1, 2004.

(13)	Amount represents the following:

a. An IPO deferred unit award of 13,000 units of limited interest in WEG granted on April 19, 2001 at the closing WEG stock price on that date of $30.70. These units were granted with a vesting date of the earlier of February 9, 2004, or when certain performance targets were met. Those targets were met in 2002, resulting in 6,500 units being vested on February 14, 2002, and the remaining 6,500 being vested on November 15, 2002.

b. An annual deferred unit award of 15,800 units of limited interest in WEG granted on April 19, 2001 at the closing WEG stock price on that date of $30.70 with a vesting date of February 9, 2004. Upon vesting, the actual number of units to be awarded (ranging from zero to 31,600 units) was to be determined based on an assessment of whether certain performance criteria had been met. This award vested on June 17, 2003 due to the change in control of WEG and was paid out at a value of $1,439,732.

Stock Option Grants in Last Fiscal Year

      The following table sets forth certain information with respect to the grant of stock options during the last fiscal year to the named executive officers.

		Number of	Percent of
		Securities	Total Options
		Underlying	Granted to	Exercise		Grant Date
	Date	Options	Employees in	Price	Expiration	Present
Name	Granted	Granted	Fiscal Year	(Per Share)	Date	Value(1)

Donald R. Chappel	4/16/2003	200,000(2)	4.9%	$5.10	4/16/2013	$440,000

(1)	Determined using the Black-Scholes option pricing model and based on the following assumptions:

•	volatility of our common stock of 50 percent;

•	average risk-free rate of return of 3.06 percent;

•	dividend yield of one percent; and

•	expected life of five years after the grant date.

The model does not take into account that the stock options are subject to vesting restrictions and that the options cannot be sold. In the event the options are exercised, their value will depend on the actual market price of our common stock on the date of exercise. The present value shown is not intended to forecast possible future appreciation of our stock price.

(2)	One-half of the options vested on January 22, 2004. The remaining options will vest on April 16, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table sets forth certain information with respect to options exercised by the named executive officers during fiscal year 2003, and the number and value of unexercised options held by such executive officers at the end of the 2003 fiscal year.

					Value of Unexercised
			Number of Unexercised		In-The-Money Options at
	Shares		Options at December 31, 2003		December 31, 2003(1)
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven J. Malcolm	0	$0	410,883	666,645	$24,186	$3,439,000
Donald R. Chappel	0	$0	0	200,000	$0	$944,000
Michael P. Johnson	0	$0	119,492	264,154	$0	$1,448,000
John D. Whisenant	0	$0	239,587	253,474	$33,075	$1,448,000
Phillip D. Wright	0	$0	267,834	280,767	$62,842	$1,629,000

(1)	Based on the closing price of our common stock on December 31, 2003 of $9.82 (as reported on the “NYSE Composite Transactions” table in the Wall Street Journal dated December 31, 2003) minus the option exercise price. The values shown reflect the value of options accumulated over periods of up to ten years. These values had not been realized as of December 31, 2003 and may not be realized. In the event the options are exercised, their value will depend on the actual market price of our common stock on the date of exercise.

Retirement Plan

Pension Plan

      Our executive officers who have completed one year of service participate in our pension plan on the same terms as our salaried employees. Our pension plan is a noncontributory, tax-qualified defined benefit plan subject to the Employee Retirement Income Security Act of 1974.

      Account balances are credited with an annual contribution equal to the sum of a percentage of eligible pay (salary and certain bonuses) and a percentage of eligible pay greater than the social security wage base. The percentage credited is based upon the participant’s age as shown in the following table:

	Percentage of		Percent of Eligible Pay Greater
Age	Eligible Pay		than the Social Security Wage Base

Less than 30	4.5%	+	1%
30-39	6%	+	2%
40-49	8%	+	3%
50 or over	10%	+	5%

      In addition, interest is credited to account balances quarterly at a rate determined annually in accordance with the terms of the plan.

      On April 1, 1998, we converted our pension plan from a final average pay plan to a cash balance pension plan. On that date, each participant’s accrued benefit was converted to a beginning account balance. For participants who were active employees and participants under the plan on March 31, 1998 and April 1, 1998:

•	the percentage of eligible pay is increased by 0.3 percent multiplied by the participant’s total years of benefit service prior to March 31, 1998; and

•	those who were age 50 or older were grandfathered under a transitional provision that, upon retirement, gives them the greater of the benefit payable under the cash balance formula or what they would have otherwise received if we were still using the final average pay formula. Mr. Whisenant’s pension is grandfathered under this provision.

      The monthly annuity available to those who take normal retirement is based on the participant’s account balance as of the date of retirement. Normal retirement age is 65. Early retirement age is 55. At retirement, participants may choose to receive a single-life annuity or they may choose one of several other forms of payment having an actuarial value equal to that of the single-life annuity.

Supplemental Executive Retirement Plan

      The Internal Revenue Code of 1986 limits the pension benefits that can be paid from tax-qualified defined benefit plans, such as our pension plan, to highly compensated individuals. Any reduction in an executive officer’s pension benefit due to these limits will be compensated for under an unfunded supplemental retirement plan.

      As previously stated, Mr. Whisenant’s pension is grandfathered under the provision that gives him the greater of the benefit payable under the cash balance formula or what he would have otherwise received under the final average pay formula. Total estimated annual retirement benefits at normal retirement age under the cash balance formula and final average pay formula from both our pension and supplemental retirement plans are as follows:

	Cash Balance Formula	Final Average Pay Formula
	Estimated Annual	Estimated Annual Benefits
	Benefits Payable at	Payable at Normal
Name	Normal Retirement Age	Retirement Age

Steven J. Malcolm	$359,064	Not applicable
Donald R. Chappel	$113,061	Not applicable
Michael P. Johnson	$98,781	Not applicable
John D. Whisenant	$208,853	$290,185
Phillip D. Wright	$234,505	Not applicable

Employment Agreements and Change In Control Agreements

      None of our executive officers have employment agreements.

Change in Control Agreements

      Our change in control program provides severance benefits for our executive officers if, within two years following a change in control of Williams, their employment is terminated (1) involuntarily other than for cause, death, disability, or the sale of a business, or (2) voluntarily for good reason. The severance benefit includes:

•	a lump sum payment equal to three times the officer’s then current annual base salary and annual incentive award target;

•	continuation of health and welfare benefits at active employee rates for eighteen months;

•	calculation of pension plan benefits including supplemental retirement plan benefits with an additional three years of service and three years to age for retirement purposes;

•	reimbursement of legal fees and expenses incurred in enforcement of the change-in-control program; and

•	a gross-up payment sufficient to compensate for the amount of any excise tax imposed by Internal Revenue Code Section 4999, and for any taxes imposed on such additional payment.

Compensation Committee Report on Executive Compensation

Committee Responsibilities

      The purpose of the compensation committee, under a written charter adopted by the board of directors, is to oversee and direct the design and implementation of strategic programs that:

•	promote the attraction and retention of executive officers;

•	motivate our executive officers to achieve business objectives; and

•	align our executive officers’ focus with the long-term interest of our stockholders.

      The committee is comprised of four directors, each of whom is a non-employee director, an outside director and an independent director as defined by of Rule 16b-3 under the Exchange Act, Section 162(m) of the Internal Revenue Code of 1986 and the rules of the NYSE.

Compensation Philosophy

      The committee has adopted executive compensation programs to align the interests of our executive officers with those of our stockholders. Specifically, the programs are designed to:

•	attract and retain the leadership and skills necessary for achieving long-term stockholder value;

•	motivate executive officers by providing fair compensation based on attainment of business objectives and individual contributions to our company;

•	link the interests of our executive officers with our stockholders by placing a substantial portion of our executive officers’ total compensation “at risk” for our long-term performance;

•	focus our executive officers on our company’s critical goals that translate into long-term stockholder value; and

•	reinforce executive support of our company’s business objectives and core values.

Compensation Methodology

      Annually, the committee reviews executive compensation programs to ensure their market-competitiveness and alignment with established business objectives. To assist in benchmarking the competitiveness of the programs, we participate in and use third-party executive compensation surveys and engage the services of executive consulting firms.

Components of Compensation

      In setting the level of each executive compensation component (base salary, annual incentives and long-term incentives), the committee considers each executive officer’s total compensation package. The mix of components varies each year based on competitive market requirements, strategic business needs and a balance of the short- and long-term components of total compensation.

      Base Salary. Base salary is designed to compensate executive officers for their scope of responsibility, experience, sustained individual performance and contributions to our company. An analysis of our executive officers’ base salaries in early 2003 indicated that we had achieved a market position at or above average within our industry for all but one of the executive officers; therefore, an increase was made only to the base salary of that executive officer.

      Annual Incentives. Annual incentives are intended to provide our executive officers with a direct financial interest in our company’s performance and to reward individual performance. Specifically, the entire award is “at risk” for company and individual performance. Our executive officers have the opportunity to earn a competitive annual incentive award when we meet targeted business objectives and an above average award when we exceed those objectives. If targeted objectives are not met, our executive officers may receive no award or a reduced award. Annual incentive awards for our executive officers are issued under the 2002 Incentive Plan, as approved by stockholders, and are intended to satisfy the requirements for “performance-based” compensation as defined in Section 162(m) of the Internal Revenue Code.

      The committee evaluates the incentive program annually and establishes the target incentive opportunities for each of our executive officers, expressed as a percentage of base salary, using survey data for individuals in comparable positions and markets, and the business objectives for funding of the awards. In early 2003, the committee established the 2003 annual incentive program that would begin funding after the company met measures that represented the company’s focus for 2003: net cash provided by operating activities and reduction in sales, general and administrative (SG&A) costs from continuing operations. Based on the level of attainment of these measures, the committee approved funding of a 2003 annual incentive award pool for our executive officers. The compensation committee, along with the CEO, reviewed each executive officer’s performance and contributions for the year and allocated the pool among the officers.

      In August 2003, we announced our intention to adopt Economic Value Added® (“EVA®”) as one of our chief measures for business performance. To support this objective, the committee established the annual incentive program for 2004 that will be funded upon attainment of established EVA® improvement targets. Similar to the 2003 annual incentive program, the 2004 program will begin funding after the company meets targets approved by the committee, in this case EVA® improvement.

      Long-Term Incentives. Long-term incentives are designed to align pay with stockholder return, create significant and consistent incentives for executive retention, drive performance and promote stock ownership. As noted in the Summary Compensation Table, equity awards for 2003 were made in late 2002, with the exception of a stock option grant made in 2003 to Donald R. Chappel at the time of his hire.

      In light of the changing competitive practices for long-term incentive programs of placing a greater portion of executives’ compensation “at risk” for long-term performance and the emphasis on corporate governance, the committee modified the long-term incentive program in 2004. The modified program recognizes that using a variety of long-term incentive vehicles allows for the proper balance between a focus on stock price and financial performance. Specifically, our executive officers were granted deferred shares in addition to stock options in early 2004. The deferred shares and options will vest in equal portions over three years beginning on the first anniversary of the grant.

      To further strengthen the relationship between pay and performance, a portion of the deferred shares granted to our executive officers in early 2004 are subject to vesting only upon attainment of specified business objectives. Our executive officers have five years to earn all, a portion or none of the deferred shares. Any shares earned during the five years will be issued to our executive officers no earlier than five years from the grant date of February 5, 2004.

Chief Executive Officer Compensation

      The full board meets in executive session each year to review the CEO’s performance. The session, which is led by the presiding director, is conducted without the CEO present. In this session, the board reviews:

•	evaluations of the CEO completed by each independent board member;

•	the CEO’s written assessment of his own performance compared with the stated goals and objectives; and

•	evaluations of the CEO completed by each of the other executive officers.

      The results of this performance review are shared with the CEO and are used by the compensation committee in establishing a total compensation package that reflects individual performance and the level of attainment of business results and promotes focus on building long-term stockholder value.

      The CEO participates in the same programs and receives compensation based upon the same criteria as other executive officers. However, the CEO’s compensation reflects greater policy- and decision-making authority and a higher level of responsibility with respect to the strategic direction of the company and its operating results.

      The 2003 compensation components for the CEO, Mr. Malcolm, were as follows:

      Base Salary. The committee evaluated Mr. Malcolm’s base salary in 2003, but no change was made.

      Annual Incentive. In the first quarter of 2003, the committee established the incentive criteria for Mr. Malcolm, as well as the other executive officers, and set Mr. Malcolm’s target at 100 percent of base salary and a maximum opportunity of 200 percent of base salary. In January 2004, the board of directors awarded Mr. Malcolm with a cash award of $1,600,000 based on attainment of the established criteria. The committee considered a number of 2003 accomplishments in determining Mr. Malcolm’s 2003 annual incentive award, including:

•	net proceeds of $3 billion from asset sales (total of $6.1 billion since the beginning of 2002);

•	28 percent reduction in SG&A costs from continuing operations in 2003 as compared with 2002;

•	increase in the available cash and equivalents at the end of 2003 as compared with the end of 2002;

•	repayment of $3.2 billion of debt through scheduled maturities and early extinguishment of debt;

•	continued progress towards rationalizing our cost structure; and

•	achievements toward positioning the company for future growth as an integrated natural gas company.

      Long-Term Incentive. As we began to rebuild the organization, Mr. Malcolm led us in establishing a clear strategy for the future: concentrating on natural gas assets in key growth markets where we have competitive advantages of scale, a low-cost position and leadership. In 2003, the committee approved an equity award of 75,000 deferred shares for Mr. Malcolm to focus him on creating long-term stockholder value as he executes this strategy. To further align his interests with those of our stockholders, the deferred shares were granted with a five-year term with vesting beginning on the third anniversary of the grant date.

      Base salary, annual incentives and long-term incentives for Mr. Malcolm and the other named executive officers are shown on the Summary Compensation Table.

Internal Revenue Service Limitations on Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code generally limits deductions by publicly held corporations for federal income tax purposes to $1 million of compensation paid to each of the executive officers listed in the Summary Compensation Table, unless such excess compensation is “performance-based” as defined in Section 162(m). In order for compensation to qualify as “performance-based,” among other requirements, the performance goals must be (a) approved by stockholders and (b) set by a compensation committee consisting solely of two or more outside directors (as defined in Section 162(m)). Since stockholders approved the 2002 Incentive Plan, the committee generally intends to grant awards under this plan consistent with the terms of Section 162(m) and the performance-based exception, so that such awards will not be subject to the $1 million limit. The committee will review from time to time the potential impact of Section 162(m) on the deductibility of executive compensation. However, the committee intends to maintain the flexibility to take actions that it considers to be in our best interest and the best interest of our stockholders, which may be based on tax deductibility as well as other considerations.

      This report has been furnished by the members of the compensation committee of the board of directors:

          — W. R. Howell, chairman

—	Thomas H. Cruikshank
—	George A. Lorch
—	Frank T. MacInnis

      The compensation committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by Williams under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of March 1, 2004, the number of shares of our common stock beneficially owned by each of our directors, each of the executive officers named in the Summary Compensation Table, and by all directors and nominees and executive officers as a group.

		Shares
		Underlying
	Shares of	Options
	Common Stock	Exercisable
	Owned Directly or	Within		Percent
Name of Individual or Group	Indirectly(1)(2)	60 Days(3)	Total	of Class

Hugh M. Chapman	40,833	32,893	73,726	*
Donald R. Chappel	125,000	100,000	225,000	*
Thomas H. Cruikshank	29,780	63,400	93,180	*
William E. Green	7,872	39,429	47,301	*
W. R. Howell	41,032	43,786	84,818	*
Michael P. Johnson	119,700	360,646	480,346	*
Charles M. Lillis	35,166	10,536	45,702	*
George A. Lorch	35,736	25,631	61,367	*
William G. Lowrie	4,390	6,000	10,390	*
Frank T. MacInnis	38,286	37,977	76,263	*
Steven J. Malcolm	505,548	999,750	1,505,298	*
Janice D. Stoney	14,026	32,893	46,919	*
John D. Whisenant	123,065	469,728	592,793	*
Joseph H. Williams	507,827 (4)	61,224	569,051	*
Phillip D. Wright	117,536	519,435	636,971	*
All directors and executive officers as a group (20 persons)	2,181,120	3,884,123	6,089,843	1.2%

*	Less than 1 percent.

(1)	Includes shares held under the terms of incentive and investment plans as follows: Mr. Chappel, 125; Mr. Johnson, 114,563, including 12,414 over which he has sole voting and investment power; Mr. Malcolm, 451,694, including 43,129 over which he has sole voting and investment power; Mr. Whisenant, 55,368, including 2,724 over which he has sole voting and investment power; and Mr. Wright, 82,994, including 14,484 over which he has sole voting and investment power.

(2)	Includes shares held under the terms of compensation plans over which directors have no voting or investment power as follows: Thomas H. Cruikshank, 7,839; William E. Green, 1,328; W. R. Howell, 37,271; Charles M. Lillis, 2,724; George A. Lorch, 34,236; William G. Lowrie, 2,390; and Janice D. Stoney, 4,585.

(3)	The SEC deems a person to have beneficial ownership of all shares that that person has the right to acquire within 60 days. The shares indicated represent stock options granted under Williams’ current or previous stock option plans, which are currently exercisable or which will become exercisable within 60 days of March 1, 2004. Shares subject to options cannot be voted.

(4)	Includes shares held in the Joseph H. Williams Family Limited Partnership over which Mr. Williams has voting and investment power.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION

      Set forth below is a line graph comparing our cumulative total stockholder return on our common stock (assuming reinvestment of dividends) with the cumulative total return of the S&P 500 Stock Index, the S&P 500 Multi-Utilities Index and the S&P 500 Utilities Index for the period of five fiscal years commencing January 1, 1999. Standard & Poor’s has discontinued the publication of a natural gas index. In prior proxy statements we included the S&P Natural Gas Index in our stockholder return performance presentation. The S&P Multi-Utilities Index is now the closest comparison to the S&P Natural Gas Index and includes AES (AES), Calpine (CPN), Constellation Energy Group (CEG), Duke Energy (DUK), Dynegy (DYN), El Paso (EP), Public Service Enterprise Group (PEG) and Williams (WMB). Data for the S&P Multi-Utilities Index is only available from August 31, 1999. The graph assumes an investment of $100 at the beginning of the period except for S&P Multi-Utilities Index, which assumes an investment of $100 at August 31, 1999.

Cumulative Total Shareholder Return

	1998	1999	2000	2001	2002	2003

WMB	100.0	99.6	131.9	93.8	10.4	38.1
S&P 500 Index	100.0	121.0	110.0	97.0	75.5	97.2
S&P 500 Multi-Utilities Index		94.4	162.9	36.1	11.4	16.0
S&P 500 Utilities Index	100.0	90.9	142.7	99.4	69.6	87.8

      The above performance graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      None.

REPORT OF THE AUDIT COMMITTEE

      The audit committee oversees our financial reporting process on behalf of the board. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. All of the members of the audit committee are independent as defined by the NYSE and the audit committee operates under a written charter adopted by the board, a copy of which is attached to this proxy statement as Appendix B. The charter provides that the audit committee has full authority to engage the independent auditor, independent advisors and consultants, and requires at least annual committee evaluations. In fulfilling its oversight responsibilities, the audit committee:

•	reviewed the audited financial statements in the company’s annual report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•	reviewed with Ernst & Young LLP, the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Williams’ accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards;

•	discussed with Ernst & Young LLP its independence from management and Williams, and considered the compatibility of the provisions of nonaudit services by the independent auditors with the auditors’ independence;

•	discussed with Ernst & Young LLP matters required to be discussed by statement on auditing standards No. 61 (communications with audit committees);

•	reviewed the written disclosures required by standard No. 1 of the independence standards board (independence discussions with audit committees) provided to the audit committee by Ernst & Young LLP;

•	discussed with Williams’ internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. The audit committee meets with the internal auditors and Ernst & Young LLP, with and without management present, to discuss the results of their examinations, their evaluations of Williams’ internal controls and the overall quality of Williams’ financial reporting based on the foregoing reviews and discussions, recommended to the board of directors (and the board has approved) that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2003, for filing with the SEC; and

•	recommended, together with the board, subject to stockholder approval, the selection of Ernst & Young LLP to serve as Williams’ independent auditors.

      This report has been furnished by the members of the audit committee of the board of directors:

          — Hugh M. Chapman, chairman

          — William E. Green
          — Charles M. Lillis
          — William G. Lowrie
          — Janice D. Stoney

          February 26, 2004

      The audit committee report in this proxy statement shall not be deemed incorporated by reference into any other filing by Williams under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

CODE OF ETHICS

      We have adopted a code of ethics specific to the principal executive officer, principal financial officer, controller and other executive officers. The code of ethics was filed with the SEC as Exhibit 14 to our annual report on Form 10-K for the year ended December 31, 2003. In addition, we have adopted a code of business conduct that is applicable to all employees. The code of ethics and the code of business conduct and ethics are available on the company’s Web site at williams.com.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

      Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10 percent of our stock to file certain reports with the SEC and the NYSE concerning their beneficial ownership of our equity securities. The SEC regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors, and greater than 10 percent stockholders. Based on a review of the copies of such forms in our possession, and on written representation from certain reporting persons, we believe that during fiscal 2003, all of our executive officers and directors filed the required reports on a timely basis under Section 16(a), except that a Form 4 was not timely filed by Michael P. Johnson reflecting the sale of our stock on December 11, 2003, and a Form 4 was not timely filed by Charles M. Lillis reflecting the purchase of our stock on August 14, 2003.

STOCKHOLDER PROPOSALS FOR 2005

      In order for a stockholder proposal to be considered for inclusion in our 2005 proxy statement, we must receive it no later than December 12, 2004. The proposal should be addressed to our secretary at One Williams Center, MD 41-3, Tulsa, Oklahoma 74172. The proposal must contain certain information as outlined in our by-laws. Upon receipt of a proposal, we will determine whether to include the proposal in the 2005 proxy statement in accordance with applicable law. We suggest that proposals be sent by certified mail with return receipt requested.

GENERAL

      It is important that your stock be represented at the annual meeting regardless of the number of shares you hold. Whether or not you plan to attend, please vote, either by Internet, phone or by signing, dating and returning the enclosed proxy promptly. For your convenience, a return envelope is enclosed requiring no additional postage if mailed within the United States.

By order of the board of Directors,

Brian K. Shore
Secretary

Tulsa, Oklahoma

April 12, 2004

APPENDIX A

CORPORATE GOVERNANCE PRINCIPLES

(As amended on March 17, 2004)

      The following Corporate Governance Principles (“Principles”) of The Williams Companies, Inc. (the “Company”) provide a framework for the governance of the Company. These Principles will be posted on the Company’s website and also will be available in print to any shareholder requesting them.

I.	Operation of the Board.

A. The Role of the Board.

      The Board has the responsibility for establishing broad corporate policies and for overseeing the overall performance of the Company and the operation of the Company by the Chief Executive Officer and other officers. The Board focuses on the following core responsibilities:

•	Evaluating and approving the Company’s strategic and financial plans and monitoring the implementation and results of those plans;

•	Succession planning for management;

•	Monitoring the financial performance of the Company;

•	Overseeing compliance with laws, regulations and standards;

•	Assessing the performance of the Chief Executive Officer and setting compensation accordingly;

•	Assessing whether appropriate processes are in place to properly manage the Company; and

•	Reviewing senior executive officer goals and compensation.

B. Director Responsibilities.

      The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders in accordance with their duties of care and loyalty.

C.	Chairman of the Board and Chief Executive Officer.

      The Chief Executive Officer serves as the Chairman of the Board. The Chief Executive Officer is responsible for the overall management and functioning of the Company.

D.	Presiding Director; Executive Sessions of Non-Management Directors.

      Semiannually, the non-management directors meet without the Chief Executive Officer present. The Chairman of the Compensation Committee serves as the Presiding Director for meetings of the non-management directors. The non-management directors also have the opportunity to meet in executive session in connection with each regularly scheduled meeting of the Board.

E.	Frequency of Meetings; Attendance.

      The Board meets regularly at least six times each year. The Chairman of the Board, the President or any three Directors may also call special meetings from time to time as necessary. Directors are expected to attend in person all regularly scheduled Board and committee meetings, as well as the Annual Meeting of Stockholders, and to participate telephonically when they are unable to attend in person.

F.	Agenda items for Board Meetings.

      The Chairman of the Board establishes the Board meeting agenda in consultation with the executive officers of the Company, the Presiding Director, and the Corporate Secretary. All directors are also encouraged to suggest agenda topics.

G.	Meeting materials; Preparation; Participation.

      Materials should generally be distributed to the directors one week in advance of each regular Board meeting. In some cases, due to the sensitive nature of an issue or if an issue arises without sufficient time to complete distribution of materials within this time frame, materials are presented only at the Board meeting. Directors are expected to be prepared for each Board meeting by reviewing advance materials and otherwise to participate actively in the Board’s or committee’s deliberations.

H.	Access to Management and Employees.

      The Board at all times has free access to all members of management and the employees of the Company.

I.	Access to Non-Management Directors.

      Interested parties wishing to communicate with the non-management directors may contact the Corporate Secretary or the Presiding Director. The Company publishes on its website a mailing address and email address for this purpose.

J.	Chief Executive Officer Evaluation and Compensation.

      Annually, the Board sets the Chief Executive Officer’s goals and objectives and then meets in executive session to review the Chief Executive Officer’s performance based on those goals and objectives. The session, which is led by the Chairman of the Compensation Committee, is conducted without the Chief Executive Officer present. The results of this performance review are shared with the Chief Executive Officer and are used by the Compensation Committee in establishing the Chief Executive Officer’s compensation.

K.	Management Succession.

      The Board maintains a process for planning orderly succession for the position of Chairman of the Board and Chief Executive Officer as well as other senior management positions. The Board also has available, on a continuing basis, the Chief Executive Officer’s recommendation of a potential successor in the event of unexpected disability.

L.	Strategic Planning.

      The Board reviews the strategic and financial plans of the Company annually. The Board receives frequent updates from the Chief Executive Officer regarding the implementation of the strategic plans.

II.	Board Structure.

A. Independent Directors.

      It is the policy of the Company that all members of the Board, except the Chief Executive Officer, shall be “independent” directors as defined by the rules of the New York Stock Exchange. Annually, the Board, through the Nominating and Governance Committee, reviews the independence of the directors and the Board affirmatively makes a determination as to the independence of each director. The Nominating and Governance Committee may develop and recommend that the Board adopt categorical standards for use in assessing director independence.

B.	Classes of Directors; Size of the Board; Term.

      The Board has three classes of directors of as nearly equal size as possible and the total number of directors is determined by resolution adopted by the affirmative vote of a majority of the Board, except that the total number of directors may not be less than five nor more than 17. The term of each class of directors is normally three years, and the term of one class expires each year in rotation.

C.	Selection of Directors; Board Membership Criteria.

      The Nominating and Governance Committee, with input from the Chief Executive Officer and other directors, is responsible for identifying candidates for Board membership and development of a board succession plan. Qualifications sought by the Nominating and Governance Committee in independent director candidates include the following:

1. An understanding of business and financial affairs and the complexities of a business organization. Although a career in business is not essential, the nominee should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government, and should be willing to maintain a committed relationship with the Company as a director.

2. A genuine interest in representing all of the shareholders and the interest of the Company overall.

3. A willingness and ability to spend the necessary time to function effectively as a director.

4. An open-minded approach to matters and the resolve to make up their own minds on matters presented for consideration.

5. A reputation for honesty and integrity beyond question.

6. Independence as defined by the New York Stock Exchange, and qualifications otherwise required in accordance with applicable law or regulation.

D.	Conflicts of Interest.

      All directors are expected to avoid any action, position or interest that conflicts with an interest of the Company, or even gives the appearance of a conflict.

E.	Compensation of Board Members.

      The Nominating and Governance Committee has the responsibility for recommending to the Board the appropriate compensation for non-management directors. The committee’s goal is to fairly and reasonably compensate the directors commensurate with their duties and responsibilities. A combination of cash and Company stock may be used to compensate directors. The Nominating and Governance Committee periodically reviews the status of the Company’s Board compensation in relation to other comparable U.S. companies to ensure the compensation is competitive to attract and retain the most qualified candidates.

III.	Committees of the Board.

      The Board has established standing committees to consider designated matters. The committees of the Board are Executive, Audit, Nominating and Governance, Finance and Compensation. The Board annually elects from its members, as recommended by the Nominating and Governance Committee, the members and the chairman of each committee. Except for the Chief Executive Officer and Chairman of the Board, who chairs the Executive Committee, all committee members shall be independent directors as determined in accordance with applicable New York Stock Exchange rules. Each committee has a written charter setting forth the duties, authority and responsibilities of the committee.

IV.	Other Board Practices.

A. Director Orientation; Continuing Education.

      New directors participate in an orientation program upon joining the Board. All directors are given the opportunity to participate in continuing education programs.

B.	Evaluations.

      Annually, the Nominating and Governance Committee evaluates the performance of the Board to assess the Board’s effectiveness. Each of the Audit, Nominating and Governance, Compensation and Finance Committees conducts a self-evaluation annually.

C.	Access to Independent Advisors.

      The Board and its committees, consistent with the provisions of their respective charters, have the right at any time to retain independent advisors for legal, financial or other services.

D.	Review of Corporate Governance Principles.

      These Principles are reviewed at least annually by the Nominating and Governance Committee, which recommends changes to the Board as necessary.

APPENDIX B

THE WILLIAMS COMPANIES, INC.

AUDIT COMMITTEE CHARTER

(As adopted on September 17, 2003)

      I. Purpose. The Audit Committee’s (“Committee”) purpose is to represent and provide assistance to the Board of Directors of the Company (the “Board”) in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company and its subsidiaries. In addition, the Committee’s purpose includes (a) representing and assisting the Board’s oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors; (b) preparing the report of the Committee to be included in the Company’s annual proxy statement as required by the rules of the Securities and Exchange Commission (the “SEC”); and (c) appointing and retaining the firm of independent public accountants with respect to the audit of the books and accounts of the Company and its subsidiaries.

      II. Composition. The Committee shall be comprised of three or more directors as determined by the Board. Committee members, including the chairman of the Committee, shall be appointed by the Board on an annual basis upon the recommendation of the Nominating and Governance Committee and may be removed by the Board. The members of the Committee shall meet the independence requirements of the New York Stock Exchange. Each member of the Committee must be financially literate and at least one member must be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules. A member of the Committee may not simultaneously serve on the audit committees of more than three public companies unless such service is approved by the Board upon its determination, based on the recommendation of the Nominating and Governance Committee, that such simultaneous service would not impair the ability of such member to effectively serve on the Committee.

      III. Meetings. The Committee shall meet at least four times per year and at such times and places and by such means as the Chairman shall determine. The Committee shall meet separately, at least quarterly, with management, the internal auditors and the independent auditors. The Committee shall report regularly about its activities to the Board. A majority of the members of the Committee shall constitute a quorum.

      IV. Duties and Responsibilities. Among its duties and responsibilities, the Committee shall:

A. Directly appoint and retain, subject to shareholder ratification, and evaluate and terminate when appropriate, the firm of independent public accountants with respect to the audit of the books and accounts of the Company and its subsidiaries for each fiscal year and have sole authority to approve all audit fees and terms in connection with the engagement of the independent auditors, which shall report directly to the Committee;

B. Approve in advance all audit and legally permitted non-audit services to be provided by the independent auditors and establish policies and procedures for the engagement of the independent auditors to provide audit and legally permitted non-audit services;

C. At least annually, evaluate the independent auditors’ qualifications, performance and independence, and obtain and review a report by the independent auditors describing: the firm’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm and any steps taken to deal with any such issues; and all relationships between the independent auditor and the Company;

B-1

D. Discuss the annual audited financial statements and quarterly financial statements with management and the independent auditor, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

E. Discuss corporate policies with respect to earnings press releases and financial information and earnings guidance provided to analysts and rating agencies;

F. Discuss policies with respect to risk assessment and risk management and discuss the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures;

G. Review with the independent auditors the scope of the audit and the results of the annual audit examination by the auditors, including any audit problems or difficulties and management’s response;

H. Review with the independent auditors and the chief internal auditing executive the scope and results of the internal audit program, including the responsibilities, budget and staffing of the Company’s internal audit function;

I. Review and approve, if appropriate, the internal audit charter and any changes thereto;

J. Assess the independence of the chief internal auditing executive and concur in the selection, retention and dismissal of the chief internal auditing executive;

K. Review the adequacy and effectiveness of the Company’s accounting and internal control policies and procedures through inquiry and discussions with the Company’s independent auditors, internal auditors and management of the Company and review the adequacy and effectiveness of the Company’s disclosure controls and procedures;

L. Establish procedures for (i) the receipt, retention, treatment, processing and resolution of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

M. Set hiring policies for employees and former employees of the independent auditors.

N. Meet annually with the general counsel, and outside counsel when appropriate, to review legal and regulatory matters, including any matters that may have a material impact on the financial statements of the Company;

O. Direct preparation of and approve the Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement; and

P. Annually evaluate the performance of the Committee and report the results of the Committee performance evaluation to the Board and review and assess annually the adequacy of the Committee’s charter and recommend any changes to the Board.

      V. Outside Advisors. The Committee shall have the authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors.

B-2

APPENDIX C

WILLIAMS ANNUAL AND SPECIFIC PRE-APPROVAL

TO ENGAGE INDEPENDENT ACCOUNTANT

SEC Requirements:

      Approvals must be (1) supported by details of the particular services provided, (2) the Audit Committee must be informed about each service and (3) Audit Committee may not delegate it’s authority to management. Monetary limits cannot be the only basis for approval as they do not meet criteria (1) and (2) above. Details referenced in (1) above must provide sufficient information to enable the Audit Committee to make a well-reasoned assessment of the impact of the service on the auditor’s independence.

Effective Date:

      The Audit Committee pre-approval rules apply to all services the contracts for which are entered into after May 6, 2003 (contracts for non-audit services that were entered into prior to May 6, 2003 must be completed by May 6, 2004).

Approval Term and Amount:

      The term of approvals is 12 months from the date of approval, unless the Audit Committee specifies a different period. Any proposed services, and previously approved services that exceed established amounts by the lesser of 25% or $100,000, require specific approval by the Audit Committee.

Delegation:

      The Audit Committee has delegated pre-approval authority to any two of its members. Members who exercise this authority shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditor to management.

Supporting Documentation:

      With respect to each proposed service, back-up documentation (see Template) will be provided to the Audit Committee regarding the specific services to be approved.

Requests for Approval:

      Requests for services that require separate approval by the Audit Committee will be submitted to the General Auditor for consideration by the Audit Committee.

Annual Approval — Audit Services

      Audit Services consist of (1) the “annual Audit services engagement” and (2) “other Audit services”, which are those services that only the independent auditor reasonably can provide.

      The Audit Committee annually approves the terms and fees for the annual Audit services engagement and, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.

      Other Audit services may be pre-approved annually, if known, or may be specifically approved on an as-needed basis.

Service	Range of Fees

Statutory audits or financial audits for subsidiaries or affiliates of the Company
Services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g., comfort letters, consents), and assistance in responding to SEC comment letters

Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard setting bodies (Note: Under SEC rules, some consultations may be “audit-related” services rather than “audit” services)

Annual Approval — Audit-Related Services

      Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are traditionally performed by the independent auditor.

Service	Range of Fees

Due diligence services pertaining to potential business acquisitions/ dispositions
Financial statement audits of employee benefit plans
Agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters
Internal control reviews and assistance with internal control reporting requirements Consultations by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, or other regulatory or standard-setting bodies (Note: Under SEC rules, some consultations may be “audit” services rather than “audit-related” services)

Access to EY’s Accounting Literature electronic tool
Attest services not required by statute or regulation

Annual Approval — Tax Services

      Tax Services consist of tax compliance, tax planning and tax advice. Retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations is prohibited. All Tax services involving large and complex transactions must be separately pre-approved by the Audit Committee.

Service	Range of Fees

U.S. federal, state and local tax planning and advice
U.S. federal, state and local tax compliance
International tax planning and advice
International tax compliance
Review of federal, state, local and international income, franchise, and other tax returns
Licensing [or purchase] of income tax preparation software* from the independent auditor, provided the functionality is limited to preparation of tax returns

*	Licensing or purchasing income tax preparation software is permitted, so long as the functionality is limited to preparation of tax returns. If the software performs additional functions, each function must be evaluated separately for its potential impact on the auditor’s independence.

Annual Approval — Other Services

      Permissible non-audit services, not included in classes discussed above, that are routine and recurring services, and would not impair the independence of the auditor. Permissible services that are unusual in nature or size must be separately pre-approved by the Audit Committee.

Service	Range of Fees

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client*

•	Financial information systems design and implementation*

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports*

•	Actuarial services*

•	Internal audit outsourcing services*

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

*	Provision of these non-audit services is permitted if it is reasonable to conclude that the results of these services will not be subject to audit procedures. Materiality is not an appropriate basis upon which to overcome the rebuttable presumption that prohibited services will be subject to audit procedures because determining materiality is itself a matter of audit judgment.

APPENDIX D

THE WILLIAMS COMPANIES, INC.

COMPENSATION COMMITTEE CHARTER

(As adopted on September 17, 2003)

      I. Purpose. The primary purpose of the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) is to oversee and direct the design and implementation of strategic programs that promote the attraction, retention and appropriate reward of executive officers and are designed to motivate the Company’s executive officers toward the achievement of business objectives and to align the executive officers’ focus with the long-term interest of shareholders. In addition, the Committee shall produce an annual report on executive compensation as required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s proxy statement. The Committee shall also approve and make recommendations to the Board to assist in fulfilling its responsibility to oversee the establishment and administration of the Company’s compensation programs, including incentive compensation and equity based plans, and related matters for employees subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16”).

      II. Composition. The Committee shall consist of at least three directors each of whom shall be (1) a “non-employee director” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (2) an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and (3) “independent” as defined by the New York Stock Exchange. Committee members, including the Chairman of the Committee, are appointed by the Board on an annual basis upon the recommendation of the Nominating and Governance Committee and may be removed by the Board.

      III. Meetings. The Committee shall meet as often as may be deemed necessary or appropriate by the Chairman and at such times and places and by such means as the Chairman shall determine. The Committee shall report regularly to the Board with respect to its activities. A majority of the members of the Committee shall constitute a quorum.

      IV. Duties and Responsibilities. Except where the Committee otherwise expressly determines or applicable law otherwise expressly requires, the Committee shall not act or serve as a fiduciary with respect to any benefit plans or programs under the Employee Retirement Income Security Act (“ERISA”) or any other applicable law. Among its duties and responsibilities, the Committee shall:

A. Review and approve the compensation philosophy, policies and executive programs that in the Committee’s judgment support the Company’s overall business strategy;

B. Review and make recommendations to the Board with respect to incentive-compensation plans and equity-based plans, and any amendments thereto;

C. Review and approve the corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluate the Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level, including salary, equity-based compensation and any other remuneration, based on this evaluation and assure that the total compensation paid to the Chief Executive Officer is competitive;

D. Review and approve the corporate goals and objectives relevant to the compensation of executive officers other than the Chief Executive Officer, evaluate each executive officer’s performance in light of those goals and objectives and set the executive officers’ compensation level, including salary, equity-based compensation and any other remuneration, and assess whether the total compensation paid to executive officers is competitive;

E. Approve all equity-based compensation for any executive officer subject to Section 16;

F. Approve the salary increase budgets for all other executives;

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G. Review and approve all performance-based plans providing executive compensation programs, including the establishment of performance targets and approval of actual awards;

H. Maintain oversight and responsibility for general employee benefits matters under ERISA that are deemed to be material under the laws of the State of Delaware to holders of the Company’s Common Stock (the Committee delegated all other oversight and responsibility for general employee benefits matters under ERISA to the Benefits Committee effective January 24, 2003); review the appointment of members of the Benefits Committee and veto such appointments in its discretion;

I. Issue reports of the Committee as required by the SEC and other governmental bodies, including the annual report of the Committee on executive compensation contained in the proxy statement; and

J. Evaluate annually the performance of the Committee and report the results of the performance evaluation to the Board and review and assess annually the adequacy of the Committee’s charter and recommend any changes to the Board.

      V. Outside Advisors. The Committee shall have the authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors.

D-2

APPENDIX E

THE WILLIAMS COMPANIES, INC.

FINANCE COMMITTEE CHARTER

(As adopted on September 17, 2003)

      I. Purpose. The Finance Committee’s (“Committee”) purpose is to oversee all areas of corporate finance of the Company. The Committee shall exercise the power and authority of the Board and assist the Board in fulfilling its responsibilities in connection with the financial affairs of the Company.

      II. Composition. The Committee shall be comprised of three or more directors as determined by the Board. Committee members, including the chairman of the Committee, shall be appointed by the Board on an annual basis upon the recommendation of the Nominating and Governance Committee and may be removed by the Board. The members of the Committee shall meet the independence requirements of the New York Stock Exchange.

      III. Meetings. The Committee shall meet at least four times per year and at such times and places and by such means as the Chairman shall determine. The Committee shall report regularly about its activities to the Board. A majority of the members of the Committee shall constitute a quorum.

      IV. Duties and Responsibilities. Among its duties and responsibilities, the Committee shall:

A. Approve, without further action by the Board, individual non-budgeted commitments of the Company over $50 million and up to $100 million.

B. Oversee the Company’s financial strategies, plans, and policies and generally to pre-approve matters involving the Company’s finances that are brought to the Board of Directors for approval pursuant to the Company’s policies.

C. Annually evaluate the performance of the Committee and report the results of the evaluation to the Board, and assess annually the adequacy of the Committee’s charter and recommend to the Board any changes to the Committee charter.

Any action duly and validly taken by the Committee pursuant to the power and authority conferred under this Charter shall for all purposes constitute an action duly and validly taken by the Board and may be certified as such by the Secretary or other authorized officer of the Company.

      V. Outside Advisors. The Committee shall have the authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors.

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APPENDIX F

THE WILLIAMS COMPANIES, INC.

NOMINATING AND GOVERNANCE COMMITTEE CHARTER

(As adopted on September 17, 2003)

      I. Purpose. The purpose of the Nominating and Governance Committee (“Committee”) is to identify individuals qualified to become members of the Board of Directors of the Company (“Board”), recommend to the Board director candidates for election at the annual meeting of shareholders, and develop, periodically review and recommend to the Board a set of corporate governance principles for the Company.

      II. Composition. The Committee shall be comprised of three or more directors as determined by the Board. Committee members, including the chairman of the Committee, shall be appointed by the Board on an annual basis upon the recommendation of the Nominating and Governance Committee and may be removed by the Board. The members of the Committee shall meet the independence requirements of the New York Stock Exchange.

      III. Meetings. The Committee shall meet as often as may be deemed necessary or appropriate by the Chairman and at such times and places and by such means as the Chairman shall determine and shall report regularly to the Board with respect to its activities. A majority of the members of the Committee shall constitute a quorum.

      IV. Duties and Responsibilities. Among its duties and responsibilities the Committee shall:

A.	Nominating

      1. Identify and recommend to the Board the nominees to be submitted to the Company’s shareholders for election as Directors at each annual meeting of the shareholders, to consider and make recommendations to the Board regarding nominees for Director submitted by the Company’s shareholders and recommend to the Board the election of individuals to fill any vacancies occurring on the Board from time to time. Qualifications considered by the Committee in assessing director candidates include the following:

a. An understanding of business and financial affairs and the complexities of a business organization. Although a career in business is not essential, the nominee should have a proven record of competence and accomplishments through leadership in industry, education, the professions or government, and should be willing to maintain a committed relationship with the Company as a director;

b. A genuine interest in representing all of the shareholders and the interest of the Company overall;

c. A willingness and ability to spend the necessary time required to function effectively as a director;

d. An open-minded approach to matters and the resolve to independently analyze matters presented for consideration;

e. A reputation for honesty and integrity beyond question; and

f. Independence as defined by the New York Stock Exchange and qualifications otherwise required in accordance with applicable law or regulation.

      2. Recommend annually to the Board an individual or individuals for election as Chairman of the Board and Chief Executive Officer of the Company.

      3. Review annually the Chief Executive Officer’s recommendations for individuals to be elected as officers of the Company and as Senior Vice Presidents of the Company’s major subsidiaries, and to recommend such, in turn, to the Board.

F-1

B.	Governance

      1. Take a leadership role in shaping corporate governance of the Company.

      2. Review the size and composition of the Board and its committees, including the charters, structure, operations and reporting of each of the committees, and recommend to the Board any changes.

      3. Establish a process for assessing director independence and make recommendations to the Board annually regarding whether each non-management director is independent as defined by the New York Stock Exchange.

      4. Recommend annually to the Board, after the review of each member’s qualifications, the members for appointment to each of the committees of the Board, including the chairman of each committee, and recommend to the Board the removal of a member from a committee if appropriate.

      5. Review any director’s change in primary activity, which change shall be reported to the Committee by the director as soon as possible.

      6. Review annually a list of the board of directors or management committees (or similar governing body) of any non-affiliated legal entity on which executive officers serve. The Chief Executive Officer shall approve in advance all such commitments of the executive officers. The Committee shall approve in advance all such commitments of the Chief Executive Officer.

      7. Recommend to the Board a regular schedule of executive sessions of the independent directors and to recommend an independent director to chair such executive sessions.

      8. Develop and recommend to the Board the Company’s Corporate Governance Principles and review the Principles annually and recommend changes to the Board as necessary.

      9. Review the Company’s disclosures with respect to corporate governance matters.

      10. Review the manner and process by which major matters are brought to the Board for review and approval.

      11. Review annually the Company’s charitable and political contributions, and equal opportunity status and plans.

      12. Review annually the Company’s directors and officers insurance policies and indemnification provisions.

      13. Review annually the terms and status of the Company’s Shareholder Rights Plan.

      14. Review annually and oversee the disclosure about and distribution of the Company’s codes of conduct, approve any waivers of the Code of Business Conduct and Ethics for executive officers and directors and oversee prompt disclosure of any such waivers to shareholders and review annually the results of the Code of Business Conduct and Ethics survey.

      15. Review annually the performance of the Committee and report the results of the evaluation to the Board and assess annually the adequacy of the Committee’s charter and to recommend to the Board any changes to the Committee Charter.

      16. Review periodically and recommend to the Board the appropriate compensation for non-management directors. Review the status of the Company’s Board compensation in relation to other comparable U.S. companies to ensure the compensation is competitive to attract and retain the most qualified candidates.

      V. Outside Advisors. The Committee shall have the authority to engage independent counsel and other advisers, as the Committee determines necessary to carry out its duties and shall receive appropriate funding, as determined by the Committee, from the Company for payment of compensation to any such advisors.

F-2

THE WILLIAMS COMPANIES, INC.

C/O EQUISERVE TRUST COMPANY N.A.
P.O. BOX 8057
EDISON, NJ 08818-8057

Voter Control Number

Your vote is important. Please vote immediately.

Vote-by-Internet

1.	Log on to the Internet and go to http://www.eproxyvote.com/wmb

2.	Enter your Voter Control Number listed above and follow the easy steps outlined on the secured website.

OR

Vote-by-Telephone

1.	Call toll-free 1-877-PRX-VOTE (1-877-779-8683)

2.	Enter your Voter Control Number listed above and follow the easy recorded instructions.

If you vote over the Internet or by telephone, please do not mail your card.

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

☒	Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposals 1 and 2 and AGAINST proposal 3.

THE WILLIAMS COMPANIES, INC.

1.	Election of Directors.	FOR	WITHHELD	Nominees: (01) Charles M. Lillis (02) William G. Lowrie (03) Joseph H. Williams

For all nominees except as written above

2.	Ratification of Ernst & Young LLP as auditors for 2004.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	Stockholder proposal on Performance and Time Based Restricted Shares	☐	☐	☐

In their discretion of one or more of said proxies upon any other business as may properly come before the Annual Meeting or any adjournments thereof.

The signer hereby revokes all proxies therefore given by the signer to vote at said Annual Meeting or any adjournments thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.

Note: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature:                                                       Date:                                    Signature:                                                       Date:

PROXY SERVICES EQUISERVE P.O. BOX 8057 EDISON, NEW JERSEY 08818-8057

VOTE BY PHONE 1-877-779-8683
Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call. You will be prompted to enter your Control Number and then follow the simple instructions the Vote Voice provides to you.

VOTE BY INTERNET www.eproxyvote.com/wmb
Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site. You will be prompted to enter your Control Number to obtain your records and create an electronic voting instruction form.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to The Williams Companies, Inc., c/o EquiServe Trust Company, NA, P.O. Box 8057, Edison, New Jersey 08818-8057.

DETACH HERE

PROXY

THE WILLIAMS COMPANIES, INC.

Proxy Solicited on Behalf of the Board of Directors of Williams
for the Annual Meeting of Stockholders on May 20, 2004.

P

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O

X

Y

The undersigned stockholder of The Williams Companies, Inc. (“Williams”) hereby appoints STEVEN J. MALCOLM, DONALD R. CHAPPEL and JAMES J. BENDER, jointly and severally with full power of substitution, as proxies to represent and to vote all of the shares of Williams’ Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Williams to be held on the 20th day of May, 2004, and at any and all adjournments thereof on all matters coming before said meeting.

Election of Directors, Nominees:
(01) Charles M. Lillis, (02) William G. Lowrie and (03) Joseph H. Williams

To participants in The Williams Investment Plus Plan, Mid-South PACE Savings and Retirement Plan, Williams Ethanol Services, Inc. Savings/Retirement Plan for Hourly Employees, Wiltel Communications Investment Plan and Williams Energy (Canada) Inc. Employee Savings Plan.

This proxy/voting instruction card constitutes your voting instructions to the Trustee(s) of one or more of the Plans listed above. Non-voted shares will be voted in the same proportion on each issue as the Trustees votes those shares for which it receives voting instructions from Participants.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. But you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.

HAS YOUR ADDRESS CHANGED?	DO YOU HAVE ANY COMMENTS?

(If you have written in the above space, please mark the corresponding box on the reverse side of this card.)